Exhibit 99.1
Eventbrite Reports First Quarter 2023 Financial Results
5/09/2023
First quarter revenues climb 39% to reach new three-year high of $77.9 million
Paid ticket volume up 28% to 23 million tickets
Seventh consecutive quarter of positive Adjusted EBITDA
Strong Eventbrite Ads and Boost adoption accelerates marketplace transformation

SAN FRANCISCO--(BUSINESS WIRE) -- Eventbrite, Inc. (NYSE:EB), a global self-service ticketing, marketing and experience technology platform, today posted its financial results for the first quarter ended March 31, 2023. The First Quarter 2023 Shareholder Letter can be found on Eventbrite’s Investor Relations website at https://investor.eventbrite.com.

“We’re off to an excellent start in 2023. We’ve achieved remarkable revenue growth of 39% from over $900 million in gross ticket sales. Our exceptional execution has allowed us to effectively meet the demands of a highly active live events market. Our enhanced Eventbrite Ads and Boost tools have been instrumental in increasing our creators' audience demand, further reinforcing the value of our marketplace,” said Julia Hartz, Co-Founder and Chief Executive Officer. “We're seeing a significant acceleration in the adoption of Boost and Eventbrite Ads, resulting in a rapid increase in consumer demand for our unique event inventory. Our marketplace strategy is gaining momentum, thanks to our strong product roadmap and increased efficiency and leverage. We're excited to pursue the tremendous opportunity ahead of us, delivering sustainable growth to our shareholders while boosting monetization.”

Earnings Webcast Information

Eventbrite will host a conference call and live Q&A session today at 2:00 p.m. Pacific Time to discuss the company’s first quarter financial results. The webcast of the conference call can be accessed as follows:
Event: Eventbrite First Quarter 2023 Earnings Conference Call
Date: Tuesday, May 9, 2023
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
Live Webcast Site: https://investor.eventbrite.com
An archived webcast of the conference call will also be accessible on Eventbrite’s Investor Relations page, https://investor.eventbrite.com.

About Eventbrite

Eventbrite is a global self-service ticketing, marketing, and experience technology platform that connects hundreds of thousands of event creators with audiences in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a highly-scalable self-service platform that would make it possible for anyone to create, promote and sell tickets to live experiences. Eventbrite enables creators to grow their audience reach and generate demand for events, while also helping event seekers find experiences ranging from annual culinary festivals to professional webinars to weekly yoga workshops. With over 280 million tickets distributed for over 5 million total events in 2022, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Eventbrite has also earned industry recognition as a top employer with special designations that include a coveted spot on Fast Company’s prestigious The World’s 50 Most Innovative Companies and Fast Company’s Brands That Matter lists, the Great Place to Work® Award in the U.S., and Inc.'s Best-Led Companies honor. Learn more at www.eventbrite.com.

Eventbrite Investor Relations Contact:
investors@eventbrite.com